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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-160257) and related Prospectus of Celldex Therapeutics, Inc. in conjunction with the proposed merger of Celldex Therapeutics, Inc. and CuraGen Corporation and to the incorporation by reference therein of our report dated May 7, 2008, with respect to the consolidated financial statements of Celldex Therapeutics, Inc. and Subsidiary, included in the 2008 Annual Report to Shareholders of Celldex Therapeutics, Inc.

/s/ Ernst & Young LLP

Metro Park, New Jersey
August 17, 2009

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Consent of Independent Registered Public Accounting Firm